Exhibit 8.1
April 30, 2007
[Letterhead of Cahill Gordon & Reindel llp]
First Industrial Realty Trust, Inc.
311 S. Wacker Drive
Suite 4000
Chicago, Illinois 60606
          Re:     First Industrial Realty Trust, Inc.
Ladies and Gentlemen:
     We have acted as tax counsel to First Industrial Realty Trust, Inc. (the “Company”) and First Industrial, L.P. (the “Operating Partnership”) in connection with the registration statement on Form S-3 (the “Registration Statement”) filed by the Company on April 30, 2007 with the Securities and Exchange Commission with respect to the resale of 3,000,000 shares of common stock of the Company, par value $.01 per share, that may be (i) issued in exchange for units of partnership interest in First Industrial, L.P., a Delaware limited partnership or (ii) issued or issuable pursuant to the Company’s 1997 Stock Incentive Plan, 2001 Stock Incentive Plan or Deferred Income Plan to one or more affiliates of the Company. We have been asked to provide our opinion as to certain U.S. federal income tax matters arising under the Internal Revenue Code of 1986, as amended (the “Code”), relating to the Company’s qualification for taxation as a real estate investment trust (a “REIT”) under the Code.
     The opinions set forth in this letter are based on relevant provisions of the Code, the Treasury Regulations promulgated thereunder and interpretations of the foregoing as expressed in court decisions and administrative determinations as of the date hereof. These provisions and interpretations are subject to changes (possibly on a retroactive basis) that might result in modifications of our opinions.
     For purposes of rendering the opinions set forth in this letter, we have reviewed the Registration Statement and such other documents, law and facts as we have deemed necessary. In our review, we have assumed the genuineness of all signatures; the proper execution of all documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the authenticity of the originals of any copies.
     The opinions set forth in this letter are premised on certain written factual representations made by the Company in a certificate dated as of the date hereof (the “Certificate”) and are also premised on an assumption that if the Company ultimately were found not to have satisfied the gross income requirements of the REIT provisions as a result of certain development agreements entered into by the Company between 2000 and 2003, or as a result of certain joint venture fee income derived in 2006, such failure was due to reasonable cause and not due to willful neglect. For purposes of our opinions, we have not made an independent investigation of the representations contained in the Certificate, and consequently we have relied on the representations therein that the information contained in the Certificate or otherwise furnished to us accurately describes all material facts relevant to our opinions. Although we have not independently investigated the representations made to us in the Certificate, nothing has come to our attention that would lead us to question the accuracy of any such representations.
     Based upon and subject to the foregoing, we are of the opinion that:
     (i) Commencing with the Company’s taxable year ended December 31, 1994, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s current and proposed method of operation (as represented by the Company to us in the Certificate) will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and
     (ii) The information relating to U.S. federal income tax matters in the Registration Statement under “Risk Factors” and “Certain U.S. Federal Income Tax Considerations” to the extent that it constitutes statements of law, descriptions of statutes, rules or regulations, or summaries of documents or legal conclusions, is correct in all material respects and presents fairly the information required to be disclosed therein.
     We express no opinion other than the opinions expressly set forth herein (the “Opinions”). The Opinions are not binding on the Internal Revenue Service (the “IRS”) and the IRS may disagree with the Opinions. Although we believe that the Opinions would be sustained if challenged, there can be no assurance that this will be the case.
     The Opinions are based upon the law as it currently exists. Consequently, future changes in the law may cause the U.S. federal income tax treatment of the matters referred to herein to be materially and adversely different from that described above (possibly on a retroactive basis). In addition, any variation in the facts from those set forth in the Registration Statement or the representations contained in the Certificate or otherwise provided to us may affect the conclusions stated in the Opinions. We have no obligation to modify or supplement the Opinions if, after the date hereof, there is any change in law or we become aware of any facts that might change the Opinions. Moreover, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet, through actual operating results, distribution levels, diversity of stock ownership and various other qualification tests imposed under the Code, none of which will be reviewed by us. Accordingly, no assurance can be given that the actual results of the Company’s operations for any taxable year will satisfy the requirements for the Company to maintain its qualification as a REIT.
     The Opinions are being furnished solely for your use in connection with the Registration Statement and, without our prior written consent, may not be used or relied upon by you for any other purpose. The Opinions may not be used or relied upon by any person other than you without our prior written consent.

Very truly yours,
/s/ Cahill Gordon & Reindel llp